UNIVERSAL CAPITAL CORPORATION
                    16178 East Prentice Place
                      Aurora, Colorado 80015

                         January 17, 1997

John C. Morris, President
Remarc International, Inc.
3030 North Rocky Point Drive, Suite 280
Tampa, Florida  33607

     Re: Proposed Exchange of Shares of Universal Capital Corporation ("Universal") for one hundred percent (100%) of the outstanding shares of Remarc International, Inc. ("Remarc")

Dear Mr. Morris:

     This letter will confirm the recent discussions we have had with you and your representatives relative to the proposed exchange of shares of the common stock of Universal for all of the issued and outstanding common stock of Remarc. The objective of our discussions has been the execution and consummation, as soon as feasible, of a formal agreement between Universal and Remarc (the "Agreement"), which among other things, would provide for the various matters set forth below:

     1. Universal will acquire all of the issued and outstanding common stock of Remarc from the shareholders of Remarc in exchange for 7,475,000 restricted shares of no par value common stock of Universal ("Universal Common Stock"), which will be delivered upon the closing of this transaction (the "Closing Date"). This exchange is intended to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, and the shares of Universal received by Remarc shareholders will be received on a tax-free basis. The shares to be issued by Universal will be "restricted securities" as defined in Rule 144 under the Securities Act of 1933, and an appropriate legend will be placed on the certificates representing such shares, and stop transfer orders placed against them.

     2. There are currently 3,050,008 shares of Universal Common Stock outstanding. Prior to the Closing, Universal will complete a 1 for 5 reverse stock split so that the number of shares outstanding just prior to Closing will be approximately 610,010. After the Closing of this transaction, there will be approximately 8,085,010 shares outstanding and the current shareholders of Remarc will own approximately 92.46% of the shares outstanding. Upon Closing, Remarc will become a wholly-owned subsidiary of Universal.

     3. The parties will use their best efforts to close this transaction on February 18, 1997.

     4. Universal will call a special shareholder meeting to be held no later than February 14, 1997, and at such meeting management will recommend
(1) a 1 for 5 reverse split of the outstanding shares of common stock; (2) a change in the name of Universal to Odyssey Deep Sea Exploration, Inc.; and (3) a change of domicile from Colorado to Delaware.

     5. At the Closing, the present Universal officers and directors shall deliver to Remarc their respective letters of resignation, along with minutes of the Universal Board of Directors accepting such resignations and appointing to the Universal Board those persons designated by Remarc to be directors of Universal.

     6. Prior to Closing, Remarc will provide an unaudited balance sheet and income statement for the period ended December 31, 1996. Universal must be satisfied that the financials which will be required for Universal's SEC filings can be audited within 75 days after the Closing.

     7. On the date of this Letter of Intent, the common stock of Universal is registered with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, (the "Act"), and Universal has filed all reports required to be filed by Section 13 of the Act during the past 12 months. In addition, Universal's common stock is quoted on the NASD's Bulletin Board.

     8. On the Closing, Universal will have no assets and its liabilities will not exceed $60,000. Universal will provide to Remarc a schedule of such liabilities at least ten days prior to closing and Remarc agrees to pay such liabilities at the time of Closing.

     9. It is hereby acknowledged that each party hereto may be responsible for payment of certain finders fees relating to the transaction proposed herein and that as a further condition to Closing, as defined herein, each party shall warrant in the Agreement that such finders fees have been paid and further, shall indemnify and hold harmless the other party from such obligation.

     10. Once this letter is executed, all parties hereto, in reliance upon the agreement represented herein, shall not, for a period of 45 days from the date of execution hereof, negotiate with any other third party with respect to undertaking any merger or stock or asset acquisition. Both parties hereto agree to proceed diligently with the completion of all necessary due diligence and the drafting of all necessary documentation and agreements.

     11. Immediately after the Closing, Remarc will retain Timothy J. Brasel as a consultant to the public company for six months and as compensation he will be issued 40,000 shares of common stock which will be registered on a Form S-8 registration statement within two weeks after the Closing.

     12. Universal and Remarc will take all necessary steps to call meetings of their respective directors as soon as possible to approve the terms of this Letter of Intent.

     13. Upon the signing of this Letter of Intent, Universal and Remarc will provide to each other full access to their books and records and will furnish financials and operating data and such other information with respect to their business and assets as may reasonably be requested from time to time. If the proposed transaction is not consummated, all parties shall keep confidential any information (unless ascertainable from public filings or published information) obtained concerning the other's operations, assets and business.

     14. Remarc will pay the legal expenses reasonably incurred in connection with this transaction whether or not the transaction is consummated.

     15. This Letter of Intent may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     16. Upon the execution by you and return to us of this Letter of Intent, counsel for Remarc and Universal will prepare an Exchange Agreement which shall contain provisions in accordance with this Letter together with such further appropriate terms and conditions as legal counsel and the parties may mutually determine. The Exchange Agreement shall be subject, in all respects, to the approval of the respective Boards of Directors of Universal and Remarc.

     17. It is understood that the terms set forth in this Letter may not constitute all of the major terms which will be included in the Exchange Agreement, that the terms set forth herein are subject to further discussion and negotiation, and that this Letter is an expression of intent only and is not to create or result in any legally binding obligation upon the parties hereto except with respect to paragraphs 10, 13 and 14 and the obligation to pursue negotiations in good faith.

     If the foregoing accurately reflects our discussions, please execute and return to the undersigned one copy of this Letter.

UNIVERSAL CAPITAL                  REMARC INTERNATIONAL, INC.
  CORPORATION


By:/s/ Timothy J. Brasel           By:/s/ John C. Morris
   Timothy J. Brasel, President        John C. Morris, President
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